FIRST AMENDMENT TO PROMISSORY NOTE

This **FIRST AMENDMENT TO PROMISSORY NOTE** (this "***Amendment***") amends that Promissory Note due January 30, 2010 (the "***Promissory Note***") issued pursuant to the Securities Purchase Agreement dated October 8, 2008 (the "***Purchase Agreement***") by and among Mandalay Media, Inc., a Delaware corporation (the "***Company***"), Nathaniel MacLeitch (the "***Holder***"), as trustee for Jack Cresswell ("***Cresswell***") and the shareholders of AMV Holding Limited signatories thereto (together with the Holder and Cresswell, the "***Sellers***") and is made and entered into as of August 11, 2009 by and between the Company and the Holder. Capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Promissory Note.

W I T N E S S E T H:

WHEREAS, the Company and the Holder desire to amend the Promissory Note in connection with Section 2.7 of the Purchase Agreement.

WHEREAS, Section 4 of the Promissory Note provides that the terms thereof may be amended only pursuant to a written instrument executed by the party against whom enforcement of the amendment is sought.

WHEREAS, the Company is the party against which the Amendment shall apply.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Amendment to First Paragraph of the Promissory Note. The first full paragraph of the Promissory Note shall be deleted in its entirety and replaced with the following:

"FOR VALUE RECEIVED, **Mandalay Media, Inc.**, a Delaware corporation (the "Company"), hereby promises to pay to the order of Nathaniel MacLeitch, as trustee for the Sellers (as defined below), with an address of c/o AMV Holding Limited, 65 High Street, Marlow, Buckinghamshire, United Kingdom (the "Holder"), the aggregate principal sum of Five Million Eight Hundred Eighteen Thousand Two Hundred Thirty-Two Dollars ($5,818,232.00), together with interest thereon from the date of this Note. Interest shall accrue on the unpaid principal balance at an initial rate of five percent (5%) per annum, subject to adjustment as provided in Section 1(e), and shall accrue on a daily basis from the date of this Note until paid. Interest shall be calculated on the basis of a three hundred and sixty (360) day year. This Note shall be non-assignable by the Company."

2. Amendment to Section 1(a). Section 1(a) of the Promissory Note is hereby amended by deleting the first sentence in its entirety and replacing such sentence with the following:

"Unless earlier paid, the entire outstanding principal balance and interest of this Note shall be payable on or before July 31, 2010."

3. Full Force and Effect. Except as modified by this Amendment, all other terms and conditions in the Promissory Note shall remain in full force and effect.

4. Effect. Unless the context otherwise requires, the Promissory Note and this Amendment shall be read together and shall have effect as if the provisions of the Promissory Note and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Promissory Note to "this Note," "hereto," "hereof," "hereunder" or words of like import referring to the Promissory Note shall mean the Promissory Note as modified by this Amendment.

5. Counterparts. This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

THE COMPANY:

MANDALAY MEDIA, INC.

By: ____________________
Name: James Lefkowitz
Title: President

HOLDER:

Nathaniel MacLeitch

By: ____________________
Name: Nathaniel MacLeitch